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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ING Senior Income Fund:

We consent to the use of our report, incorporated herein by reference, dated April 21, 2006, and to the references to our firm under the headings "More Information" and "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Los Angeles, California
June 28, 2006